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Exhibit 10.3

FIRST AMENDMENT AND WAIVER

        This FIRST AMENDMENT AND WAIVER (this "Amendment") dated as of March 30, 2006 is entered into by and among Pinnacle Gas Resources, Inc., a Delaware corporation (the "Borrower"), Encore Bank, as Administrative Agent (the "Agent"), and Texas Capital Bank, N.A., as Collateral Agent (the "Collateral Agent"). The Agent and the Collateral Agent are also collectively referred to herein as the "Lenders."

        WHEREAS, the Borrower, the Lenders, the Agent and Collateral Agent entered into that certain Credit Agreement dated October 22, 2004 (such Credit Agreement, as it may be amended from time to time, including by this Amendment, the "Credit Agreement"); and

        WHEREAS, the Borrower has requested the Lenders to consent to certain actions of the Borrower and to amend, and waive compliance with, certain terms of the Credit Agreement, and the Lenders have agreed to do so to the extent reflected in this Amendment;

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration and the mutual benefits, covenants and agreements herein expressed, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows, intending to be legally bound:

        1.    Defined Terms.    All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

        2.    Amendment.    Effective concurrently with the consummation of the Offering (hereinafter defined), the definition of "Change of Control Event" in Section 1.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

          "Change of Control Event" means the failure of DLJ Merchant Banking Partners III, L.P., together with its Affiliates, or any Affiliate thereof, to cease to have the power to vote or direct the voting of at least 25% of the securities entitled to vote in any meeting of the shareholders of the Borrower.

        3.    Limited Consents and Waivers.

          (a)   The Lenders hereby waive compliance with the covenant contained in Section 7.2.1 of the Credit Agreement with respect to the delivery of all required information and certificates prior to the date hereof, provided that such waiver shall only be to the extent required to avoid any Default of Event of Default, and provided further that the Company delivers the (i) Compliance Certificates for the periods ended September 30, 2005 and December 31, 2005 and (ii) audited financials for the year ended December 31, 2005.

          (b)   The Lenders hereby consent to the payment, immediately prior to or concurrently with the redemption of the outstanding shares of Series A Preferred Stock, of accrued and unpaid cash dividends on such Series A Preferred Stock with respect to the first quarter of 2006 and the period beginning on April 1, 2006 and ending on the closing date of the proposed private offering of the Borrower, with proceeds from such offering, provided that the net proceeds to the Borrower from such offering are at least $100.0 million (the "Offering"). The Lenders hereby expressly agree that such payment and the Offering shall not constitute a Default or Event of Default under the Credit Agreement.

          (c)   The Lenders hereby waive compliance with the covenant contained in Section 7.9.5 of the Credit Agreement with respect to and in order to permit the following:

              (i)  the filing of a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Borrower with the Delaware Secretary of State on March 28, 2005;

             (ii)  the filing of a Certificate of Amendment to the Certificate of Designations, Preferences and Rights of Series A Redeemable Preferred Stock of the Borrower with the Delaware Secretary of State on March 28, 2005;

  in each case, only to the extent required to avoid any Default or Event of Default. The Lenders hereby consent to each of the foregoing actions.

          (d)   The Lenders hereby consent to each of the following actions:

              (i)  the filing of a Second Amended and Restated Certificate of Incorporation of the Borrower with the Delaware Secretary of State on or about March 30, 2006;

             (ii)  the adoption of the Amended and Restated Bylaws of the Borrower on or about March 30, 2006; and

            (iii)  the filing of a Certificate of Cancellation with respect to the Series A Preferred Stock following the redemption and cancellation thereof.

  The Lenders hereby expressly agree that such actions shall not constitute a Default or Event of Default under the Credit Agreement.

          (e)   The Lenders hereby consent to the termination of that certain AMI Agreement, dated as of June 23, 2003, by and among the Borrower, CCBM, Inc., Carrizo Oil & Gas, Inc., Rocky Mountain Gas, Inc., U.S. Energy Corp. and the CSFB Parties (as defined therein). The Lenders hereby expressly agree that such termination shall not constitute a Default or Event of Default under the Credit Agreement.

          (f)    The Lenders hereby consent to the termination of that certain Subscription Agreement, dated as of March 28, 2005, by and among the Borrower and each of the CSFB Parties (as defined therein). The Lenders hereby expressly agree that such termination shall not constitute a Default or Event of Default under the Credit Agreement.

          (g)   The Lenders hereby waive compliance with the covenant contained in Section 7.12 of the Credit Agreement with respect to and in order to permit the transactions contemplated by the following:

              (i)  the Subscription Agreement, dated as of March 28, 2005, by and among the Borrower and each of the CSFB Parties (as defined therein);

             (ii)  the Amendment to Contribution and Subscription Agreement, dated as of August 9, 2005, by and among the Borrower, CCBM, Inc., U.S. Energy Corp., Crested Corp. and each of the CSFB Parties (as defined therein);

            (iii)  the Amendment to Securityholders Agreement, dated as of August 26, 2005, by and among the Borrower, CCBM, Inc., U.S. Energy Corp., Crested Corp., each of the CSFB Parties (as defined therein), Peter G. Schoonmaker and Gary Uhland;

            (iv)  the Amendment to Subscription Agreement, dated as of August 30, 2005, by and among the Borrower and each of the CSFB Parties (as defined therein); and

             (v)  the Amended and Restated Securityholders Agreement, dated as of February 16, 2006, by and among the Borrower, CCBM, Inc., U.S. Energy Corp., Crested Corp., each of the CSFB Parties (as defined therein), Peter G. Schoonmaker and Gary Uhland;

  in each case, only to the extent required to avoid any Default or Event of Default. The Lenders hereby consent to each of the transactions contemplated by the foregoing agreements.

        4.     The provisions hereof shall not in any way be construed to waive, nor shall this Amendment in any way serve as a waiver of, any other Default or Event of Default now or hereafter existing under the Credit Agreement or other Loan Documents, except as expressly set forth herein.

        5.    Notice Pursuant to Section 7.12 and Limited Consent.    The Borrower, pursuant to Section 7.12 of the Credit Agreement, hereby provides notice of the transactions contemplated by each of the following agreements (such agreements having been heretofore provided to the Agent and the Lenders for their review):

          (a)   the Second Amendment to Contribution and Subscription Agreement to be entered into by and among the Borrower, CCBM, Inc., U.S. Energy Corp. and each of the CSFB Parties in connection with the Offering;

          (b)   the Stock Repurchase Agreement to be entered into by and among the Borrower and the Holders (as defined therein) in connection with the Offering;

          (c)   the Securities Recapitalization Agreement to be entered into by and among the Borrower and the DLJMB Parties (as defined therein)in connection with the Offering;

          (d)   the agreement by which that certain AMI Agreement, dated as of June 23, 2003, by and among the Borrower, CCBM, Inc., Carrizo Oil & Gas, Inc., Rocky Mountain Gas, Inc., U.S. Energy Corp. and the CSFB Parties (as defined therein) will be terminated in connection with the Offering; and

          (e)   the agreement by which that certain Subscription Agreement, dated as of March 28, 2005, by and among the Borrower and each of the CSFB Parties (as defined therein) will be terminated in connection with the Offering

The Lenders hereby consent to the transactions contemplated by the foregoing agreements and expressly agree that such transactions shall not constitute a Default or Event of Default under the Credit Agreement.

        6.    Ratification.    The Borrower hereby ratifies all of its Obligations under the Credit Agreement and each of the Loan Documents to which it is a party, and agrees and acknowledges that the Credit Agreement and each of the Loan Documents to which it is a party shall continue in full force and effect giving effect to this Amendment. Nothing in this Amendment extinguishes, novates or releases any right, claim, Lien, security interest or entitlement of any of the Lenders or the Agent created by or contained in any of such documents nor is the Borrower released from any covenant, warranty or obligation created by or contained herein. Hereafter, the Credit Agreement shall mean the original Credit Agreement, as amended by this Amendment.

        7.    Representations and Warranties.    The Borrower hereby represents and warrants to the Agent and the Lenders that (a) this Amendment has been duly executed and delivered on behalf of the Borrower (b) this Amendment constitutes a valid and legally binding agreement enforceable against the Borrower in accordance with its terms and (c) the execution, delivery and performance of this Amendment has been duly authorized by the Borrower.

        8.    Conditions to Effectiveness.    This Amendment shall be effective upon the execution and delivery hereof by all parties to the Agent and receipt by the Agent of (i) this Amendment, (ii) $18,099 from the Borrower, comprised of a $10,000 fee under Section 2.7.4 of the Credit Agreement and $8,099 of unreimbursed legal expenses and (iii) the Compliance Certificates required to be delivered under Section 7.2.1(iii) of the Credit Agreement for the periods ended September 30, 2005 and December 31, 2005.

        9.    Release and Indemnity.

          (a)   The Borrower shall and hereby does release and indemnify the Agent and each Lender and each Affiliate thereof and their respective directors, officers, employees and agents against, and releases and holds each of them harmless from, any and all losses, liabilities, claims or damages (including reasonable legal fees and expenses) to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from the Credit Agreement, any of the Loan Documents, this Amendment or any of the transactions contemplated thereby (including any threatened investigation or proceeding) relating to the foregoing or any of the other Loan Documents, and the Borrower shall reimburse each Lender and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand, for any expenses (including legal fees) reasonably incurred in connection with any such investigation or proceeding; but excluding any such losses liabilities claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (the "Indemnified Obligations").

          (b)   Without limiting any provision of this Amendment, it is the express intention of the parties hereto that each Person to be indemnified hereunder shall be indemnified and held harmless against any and all Indemnified Obligations arising out of or resulting from the ordinary sole or contributory negligence of such Person or imposed upon said party under any theory of strict liability. Without prejudice to the survival of any other obligations of the Borrower hereunder and under the other Loan Documents, the obligations of the Borrower under this Section shall survive the termination of this Amendment, the Credit Agreement and the other Loan Documents and the payment of the Obligations and the Notes.

        10.    Counterparts.    This Amendment may be signed in any number of counterparts, which may be delivered in original or facsimile form each of which shall be construed as an original, but all of which together shall constitute one and the same instrument.

        11.    Additional Documents.    The parties hereto agree that they will execute such further documentation as may be necessary to comply with or accomplish the agreements set forth herein.

        12.    Governing Law.    This Amendment has been negotiated, is being executed and delivered, and will be performed in whole or in part, in the State of Texas, and the substantive laws of such State and the applicable Federal laws of the United States of America shall govern the validity, construction, enforcement and interpretation of the Loan Documents, except to the extent the laws of any jurisdiction where collateral is located require application of such laws with respect to such collateral.

        13.    Final Agreement of the Parties.    THIS AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

BORROWER:
Pinnacle Gas Resources, Inc.
By:	/s/ PETER G. SCHOONMAKER
	Name:	Peter G. Schoonmaker
	Title:	Chief Executive Officer and President
ADMINISTRATIVE AGENT / LENDER:
Encore Bank
By:	/s/ J. DAVID WEBSTER
	Name:	J. David Webster
	Title:	Senior Vice President
COLLATERAL AGENT / LENDER:
Texas Capital Bank, N.A.
By:	/s/ JONATHAN GREGORY
	Name:	Jonathan Gregory
	Title:	Senior Vice President

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  Exhibit 10.3
FIRST AMENDMENT AND WAIVER